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EXHIBIT 5.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

December 15, 2006

iStar Financial Inc.
1114 Avenue of the Americas, 27th Floor
New York, New York 10036

Dear Sirs:

        We have acted as counsel to iStar Financial Inc. (the "Company") in connection with the Company's offer to exchange $889,669,000 principal amount of its 5.95% Series B Senior Notes due 2013 (the "2013 Series B Notes") for a like principal amount of the Company's 5.95% Series A Senior Notes due 2013 (the "2013 Series A Notes"), and $500,000,000 principal amount of its Series B Senior Floating Rate Notes due 2009 (the "2009 Series B Notes", together with the 2013 Series B Notes, the "Series B Notes") for a like principal amount of the Company's Series A Senior Floating Rate Notes due 2009 (the "2009 Series A Notes," together with the 2013 Series A Notes, the "Series A Notes.") The exchange offer is being made pursuant to a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended. In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Series B Notes and the Series A Notes.

        Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that when issued in exchange for a like principal amount of Series A Notes in the manner contemplated by the Registration Statement, the Series B Notes will have been legally issued and will be binding obligations of the Company.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the prospectus that is a part of the Registration Statement.

Very truly yours,

/s/ Clifford Chance US LLP

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  EXHIBIT 5.1
[LETTERHEAD OF CLIFFORD CHANCE US LLP]